Exhibit 5.1

                         [Andrea D. Kantor Letterhead]

                                                        June 24, 2005

GSE Systems, Inc.
9189 Red Branch Road
Columbia, MD  21045

Gentlemen:

     Reference is made to the Registration Statement on Form S-3 of GSE Systems, Inc. (the "Company") relating to the registration of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

     I am General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement have been authorized and, when issued upon conversion of the note held by the selling stockholder or when issued and paid for in accordance with the warrant held by the selling stockholder, each as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.

                                        Very truly yours,


                                        Andrea D. Kantor